Exhibit 12.1



         United Air Lines, Inc. and Subsidiary Companies

        Computation of Ratio of Earnings to Fixed Charges

                                            Three Months
                                               Ended
                                              March 31

                                           1998     1997
                                           ----     ----
                                           (In Millions)
Earnings:

   Earnings before income taxes           $  89    $ 166
   Fixed charges, from below                232      235
   Undistributed earnings of affiliates     (20)     (25)
   Interest capitalized                     (26)     (24)
                                           ----     ----
       Earnings                           $ 275    $ 352
                                           ====     ====

Fixed charges:

   Interest expense                       $  81    $  70
   Portion of rental expense
     representative of the interest factor  151      165
                                           ----     ----
       Fixed charges                      $ 232    $ 235
                                           ====     ====

Ratio of earnings to fixed charges         1.19     1.50
                                           ====     ====
